Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 11, 2016--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the first quarter ended April 2, 2016. Net earnings for the first quarter were $54,538,000 or $0.96 diluted earnings per share on net sales of $516,355,000 as compared to the prior year first quarter net earnings of $38,231,000 or $0.67 diluted earnings per share on net sales of $406,596,000.

2016 First Quarter Financial Highlights

  Net sales increased 27.0% compared to the prior year first quarter. Sales related to recent acquisitions added $106.6 million or 26.2%, in the first quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars reduced net sales by approximately $6.4 million or 1.6%, during the first quarter. Excluding the impact of foreign exchange, organic sales growth amounted to 2.3% during the first quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $16.8 million, or 6.4%, to $279.0 million in the first quarter as compared to $262.2 million in the prior year first quarter. During fiscal 2015, the company completed the acquisitions of Goldstein Eswood, Marsal and Induc. Excluding the impact of these acquisitions, sales increased 5.6% in the first quarter, or 7.5% on a constant currency basis.
  Net sales at the company’s Food Processing Equipment Group increased by $8.8 million, or 12.6%, to $78.6 million in the first quarter as compared to $69.8 million the prior year first quarter. During fiscal 2015, the company completed the acquisition of Thurne. Excluding the impact of this acquisition, sales increased by 4.6% in the first quarter, or 5.9% on a constant currency basis.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $84.1 million, or 112.7%, to $158.7 million in the first quarter as compared to $74.6 million in the prior year first quarter. During fiscal 2015, the company completed the acquisitions of AGA and Lynx. Excluding the impact of these acquisitions, sales decreased by 19.7% in the first quarter, or 19.2% on a constant currency basis. The decline in revenues reflects lower sales at U-Line due to the prior year favorable impact of a new product launch and lower sales at Viking impacted by the prior year recall of certain legacy products manufactured prior to acquisition.
  Gross profit in the first quarter increased to $196.8 million from $157.6 million, reflecting the impact of increased sales from acquisitions. The gross margin rate decreased to 38.1% from 38.8%. The gross margin rate for the quarter was impacted by lower gross margins at the recent acquisition of AGA. Excluding the impact of AGA, the gross margin rate would have increased to 40.0% for the current quarter, reflecting improved margins at the Commercial Foodservice Equipment Group and the Food Processing Equipment Group associated with favorable sales mix and the benefit of integration initiatives.
  Operating income increased 29.7% in the first quarter to $86.4 million from $66.6 million in the prior year quarter.
  Non-cash expenses included in operating income during the first quarter of 2016 amounted to $19.6 million, including $6.0 million of depreciation, $8.6 million of intangible amortization and $5.0 million of non-cash share based compensation.
  Other income in the quarter was $0.8 million compared to other expense of $4.6 million in the prior year quarter, consisting mainly of foreign exchange gains and losses.
  The provision for income taxes during the first quarter amounted to $27.4 million, at an effective rate of 33.4%, as compared to a $20.0 million provision at a 34.4% effective rate in the prior year quarter.
  Net earnings per share of $0.96 in the first quarter as compared to $0.67 in the prior year quarter. The prior year quarter included restructuring expenses of $4.6 million, which reduced net earnings per share by $0.05 in the prior year quarter.
  Total debt at the end of the first quarter amounted to $763.1 million as compared to $766.1 million at the end of the fiscal 2015.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We realized solid sales growth at the Commercial Foodservice Equipment Group in the first quarter as business with our restaurant chain customers remained strong. In the quarter we were pleased to see sales return to double digit growth in the international markets, which had been challenging in the prior year due to market conditions and substantial volatility in foreign exchange rates.”

“We realized strong incoming order rates at the Food Processing Equipment Group as we see continued demand for our innovative equipment solutions. Sales growth was solid during the first quarter, but was impacted in part by a manufacturing consolidation initiative at certain of our baking companies that resulted in sales disruption. We expect this consolidation will enhance profitability within this segment and better position us for long term growth in the baking category. We are well positioned for the remainder of the year as backlog continued to grow during the quarter and we would anticipate this to translate into accelerating sales growth as we move into the next several quarters,” said Mr. Bassoul.

Mr. Bassoul added, “At our Residential Kitchen Equipment Group, the first quarter reflects the residual impact of the prior year product recall related to products manufactured during the previous ownership of Viking. Despite this continuing impact, we remain confident about the prospects of the new introductions and anticipate this will support future sales growth. At Viking we have redesigned every product line, including our complete new refrigeration offering.”

Mr. Bassoul, concluded “We continue to focus on our profit improvement initiatives at the recent acquisition of AGA Rangemaster Group plc and its related portfolio of premium residential brands, including AGA, Rangemaster, La Cornue, Marvel, Mercury, Falcon, Rayburn, Stanley, Grange and Fired Earth. We remain on track with our cost savings targets and anticipate this business will reach our target double digit EBITDA margins in the second half of this year as we realize the benefits from efforts to improve efficiencies at this acquired business.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on May 12, 2016 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 7288313# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 7288313#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, FriFri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, Turbochef®, U-Line® and Viking®.

The Middleby Corporation was named a Fortune Magazine’s Fastest Growing Company in 2014 and 2015. For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2016	1st Qtr, 2015
Net sales	$516,355	$406,596
Cost of sales	319,582	249,034

Gross profit	196,773	157,562

Selling & distribution expenses	53,689	47,109
General & administrative expenses	56,103	39,273
Restructuring expenses	606	4,600

Income from operations	86,375	66,580

Interest expense and deferred
financing amortization, net	5,276	3,749
Other (income) expense, net	(800)	4,561

Earnings before income taxes	81,899	58,270

Provision for income taxes	27,361	20,039

Net earnings	$54,538	$38,231

Net earnings per share:

Basic	$0.96	$0.67

Diluted	$0.96	$0.67
Weighted average number shares:

Basic	57,051	56,917

Diluted	57,051	56,918

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr 2, 2016	Jan 2, 2016
ASSETS

Cash and cash equivalents	$55,681	$55,528
Accounts receivable, net	300,907	282,534
Inventories, net	367,639	354,150
Prepaid expenses and other	43,604	39,801
Prepaid taxes	6,214	11,426
Current deferred tax assets	51,902	51,723
Total current assets	825,947	795,162

Property, plant and equipment, net	199,081	199,750
Goodwill	983,998	983,339
Other intangibles, net	734,795	749,430
Long-term deferred tax assets	10,833	11,438
Other assets	23,290	22,032

Total assets	$2,777,944	$2,761,151

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$57,046	$32,059
Accounts payable	156,175	157,758
Accrued expenses	300,011	320,154
Total current liabilities	513,232	509,971

Long-term debt	706,074	734,002
Long-term deferred tax liability	121,675	113,010
Accrued pension benefits	182,343	207,564
Other non-current liabilities	30,284	29,774

Stockholders’ equity	1,224,336	1,166,830

Total liabilities and stockholders’ equity	$2,777,944	$2,761,151

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744